Continental Materials Corporation Reports Unaudited Fiscal Third Quarter Results

CHICAGO, IL -- (Marketwired - November 23, 2015) - Continental Materials Corporation (NYSE MKT: CUO) today reported net income of $562,000 for the third quarter ended October 3, 2015 or 34 cents per diluted share compared to a net loss of $4,093,000 or $2.48 per diluted share for the third quarter ended September 27, 2014. The operating income in the third quarter of 2015 was $965,000 compared to the operating loss of $6,517,000 in the third quarter of the prior year. The operating loss in the third quarter of 2014 included $5,657,000 of previously disclosed charges in the Concrete, Aggregates and Construction Supplies (CACS) segment related to the cessation of mining at a leased Pueblo, Colorado aggregate operation in September, 2014.

Consolidated sales in the third quarter of 2015 were $36,165,000, an increase of $1,799,000 or 5.2% compared to the third quarter of 2014. Sales increased in all segments except the Evaporative Cooling segment which reported a decrease of less than one-half percent. Sales in the Heating and Cooling segment increased $1,000,000 (11.8%) as increased sales of fan coils more than offset a decline in furnace and heater sales. Fan coil sales improved in the 2015 quarter as the pace of new construction spending in the lodging industry continued to improve. Sales of the CACS segment increased by $574,000 (3.5%) during the third quarter of 2015 compared to the third quarter of 2014, however the 2014 sales included $1,479,000 of ready mix concrete sales for a wind energy project in Limon, Colorado (the "Limon Project"). There was no similar project in the third quarter of 2015. Removing the effect of the Limon Project from the 2014 third quarter sales, the CACS segment sales in the third quarter of 2015 increased by $2,053,000, or 14.0%. Sales of the Door segment increased $253,000 in the third quarter of 2015 over the comparable 2014 quarter.

Operating results for the third quarter of 2015 improved in all four segments, most notably in the CACS segment despite incurring $453,000 in litigation expenses related to a lawsuit filed by the Company in September of 2014 in federal court in Denver, Colorado. The suit seeks, among other things, to rescind the Pueblo aggregate lease and to recover approximately $1,282,000 of royalty overpayments and $1,470,000 of royalties paid in excess of actual tons produced. The improved results were primarily due to the increase in sales, some price increases and a reduction in the cost of diesel fuel and steel. The operating loss in the first nine months of 2014 included the $5,657,000 of charges in the CACS segment discussed above.

Consolidated sales in the first nine months of 2015 were $101,715,000, an increase of $3,158,000 or 3.2% compared to the first nine months of 2014. All reporting segments reported increased sales except the CACS segment which reported a decline of $2,112,000 (4.9%). The lower CACS segment sales were due to the inclusion of $4,167,000 of concrete sales in 2014 for the Limon Project. There was no similar project during the first nine months of 2015. Adjusting for the Limon Project, the CACS segment sales for the first nine months of 2015 would have been $2,055,000 (5.2%) higher than the comparable 2014 period. Sales in the Heating and Cooling segment increased by $3,402,000 (16.1%) while sales in the Evaporative Cooling segment increased by $1,166,000 (5.4%) and sales in the Door segment improved by $701,000 (5.6%).

Operating income for the first nine months of 2015 was $1,377,000 compared to the operating loss of $7,168,000 for the comparable 2014 period. The operating loss in the first nine months of 2014 included the $5,657,000 of charges in the CACS segment discussed above. Operating results for first nine months of 2015 improved in all of the segments except the Door segment which reported a slight decline due to a combination of factors including product mix and bid prices on some larger jobs shipped in the respective periods. While improved pricing aided the other three segments, the CACS segment also benefitted from lower fuel costs and improved performance of the aggregates operations, primarily due to the closing of the Pueblo aggregates site. The improved CACS results were achieved despite incurring $978,000 of litigation expenses related to the Pueblo aggregates lease compared to $15,000 in the first nine months of 2014. Both of the HVAC segments benefitted from lower steel costs while the Heating and Cooling segment also improved due to a higher level of production and the Evaporative Cooling segment improved due to an increase in unit sales.

Income taxes are recorded based upon the effective rate for the year estimated at the end of each quarter. The effective rate as of October 3, 2015 was 38.0% compared to 37.7% for the first nine months of 2014.

CAUTIONARY STATEMENT-- Statements in this document that are not historical facts are forward-looking statements. It is important to note that the company's actual results could differ materially from those projected in such forward-looking statements. Additional information concerning factors that could cause actual results to differ materially from those suggested in the forward-looking statements is contained in the company's Annual Report on Form 10-K for the year ended January 3, 2015 filed with the Securities and Exchange Commission, as the same may be amended from time to time. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of the company may differ materially from those expressed in these forward-looking statements. Many of the factors that will determine these results and values are beyond the company's ability to control or predict. Shareholders are cautioned not to put undue reliance on forward-looking statements. In addition, the company does not have any intention or obligation to update forward-looking statements after the date hereof, even if new information, future events, or other circumstances have made them incorrect or misleading. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

                      CONTINENTAL MATERIALS CORPORATION
                        SUMMARY OF SALES AND EARNINGS
                                 (Unaudited)

                        Three Months Ended           Nine Months Ended
                    October 3,   September 27,   October 3,   September 27,
                       2015           2014          2015           2014
                   ------------  -------------  ------------  -------------

Sales              $ 36,165,000  $  34,366,000  $101,715,000  $  98,557,000

Operating income
 (loss)                 965,000     (6,517,000)    1,377,000     (7,168,000)

Interest expense,
 net                   (102,000)       (94,000)     (299,000)      (303,000)

Other income
 (loss), net             43,000        (15,000)       70,000        (15,000)
                   ------------  -------------  ------------  -------------

Net income (loss)
 before income
 taxes                  906,000     (6,626,000)    1,148,000     (7,486,000)
Provision
 (benefit) for
 income taxes           334,000     (2,533,000)      436,000     (2,825,000)
                   ------------  -------------  ------------  -------------

Net income (loss)  $    562,000  $  (4,093,000) $    712,000  $  (4,661,000)
                   ============  =============  ============  =============

Net income (loss)
 per basic and
 diluted share     $        .34  $       (2.48) $        .43  $       (2.83)
                   ============  =============  ============  =============

Average shares
 outstanding          1,662,000      1,650,000     1,661,000      1,648,000
                   ============  =============  ============  =============

CONTACT:
Mark S. Nichter
(312) 541-7207